AMENDED SCHEDULE A
                            DATED NOVEMBER 17, 2014
                                     TO THE
                             SUB-ADVISORY AGREEMENT
                        DATED  DECEMBER 27, 2011 BETWEEN
                           WESTWOOD MANAGEMENT CORP.
                                      AND
                       SKY HARBOR CAPITAL MANAGEMENT, LLC

The Adviser will pay to the Sub-Adviser as compensation for the Sub-Adviser's services rendered, a fee, computed daily at an annual rate based on the average daily net assets of the respective Fund as may be allocated by the Adviser to the Sub-Adviser from time to time under the following fee schedule:

FUND                                                                     RATE

Westwood  Short  Duration  High  Yield  Fund                             0.35%
Westwood  Opportunistic  High  Yield  Fund                               0.275%

                                              SKY HARBOR CAPITAL MANAGEMENT, LLC

                                              By: /s/ Hannah Strasser
                                                      Name: Hannah Strasser
                                                      Title: Managing Director

                                              WESTWOOD MANAGEMENT CORP.

                                              By: /s/ Julie K. Gerron
                                                      Name: Julie K. Gerron
                                                      Title: General Counsel